UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

LAYNE CHRISTENSEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Hughes Landing Blvd, Suite 700

The Woodlands, Texas 77380

(Address of principal executive offices)

(281) 475-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 31, 2014, Layne Christensen Company disposed of its Costa Fortuna business (“Costa Fortuna”) to Aldo Corda (“Purchaser”). Costa Fortuna conducted the Company’s Geoconstruction business in Brazil and Uruguay. The transaction was structured as the sale by the Company of all of the issued and outstanding shares of Holub, S.A., a Uruguay sociedad anonima, and its subsidiaries in exchange for $4.4 million. The purchase price for the shares is payable in future years, beginning with the year ended December 31, 2015, based on 26% of Costa Fortuna’s income before taxes for such year. The unpaid portion of the purchase price for the shares will accrue interest at the rate of 2.5% per annum. The unpaid balance of the purchase price for the shares, plus accrued interest, is due and payable to the Company on July 31, 2024.

As part of the transaction, the Company acquired certain equipment with an estimated value of $2.1 million by reducing the receivable owed by Costa Fortuna. The remaining intercompany receivable due from Costa Fortuna was assigned as part of the transaction in exchange for $1.3 million. The purchase price for the receivable is payable in future years, beginning with the year ended December 31, 2015, based on 7.33% of Costa Fortuna’s income before taxes for such year. The unpaid portion of the purchase price for the accounts receivable will accrue interest at the rate of 2.5% per annum. The unpaid balance of the purchase price for the accounts receivable, plus accrued interest, is due and payable to the Company on July 31, 2024.

At the time of the closing of the sale, Mr. Corda was the Manager of the Costa Fortuna business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company

Date: August 6, 2014	By:	/s/ Steven F. Crooke
Steven F. Crooke
Sr. Vice President-General Counsel & Secretary